Exhibit 99.1

NEWS RELEASE	CONTACT:
Ernie Johnson, CFO
206-622-4191

Cutter & Buck Announces

Adoption of Rule 10b5-1 Plan

SEATTLE, September 20, 2004/PRNewswire-FirstCall/ – Cutter & Buck Inc. (NASDAQ:  CBUK) announced today that it has adopted a prearranged stock trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, to facilitate the repurchase of its Common Stock under its previously-announced stock repurchase program.

A 10b5-1 plan permits a company to repurchase its common stock during times when it would not normally be in the market due to possible possession of nonpublic information. A broker will have the authority, under the terms specified in the plan, to repurchase shares on behalf of the Company.

On March 15, 2004, the Company announced its intention to purchase up to $6 million of its Common Stock.  The value of shares repurchased by the broker under this plan will not exceed the remaining capacity of $5.2 million. As previously announced, the stock repurchase program may be discontinued by the Board at any time.

About Cutter & Buck

Cutter & Buck designs and markets upscale sportswear and outerwear under the Cutter & Buck brand.  The Company sells its products primarily through golf pro shops and resorts, corporate sales accounts and specialty retail stores.  Cutter & Buck products feature distinctive, comfortable designs, high quality materials and manufacturing and rich detailing.

Statements made in this news release that are not historical facts are forward-looking statements. Actual events may differ materially from those described in any forward-looking statements. Specifically, there are a number of important factors that could cause actual future events to differ materially from those anticipated by any forward-looking statement. Those factors include, but are not limited to the market price of the Company's common stock and the ability of the Company's broker to effect transactions in those shares.   Additional information on other factors that could also affect the Company's financial results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking statements. You should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.